UNITED STATES
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SCHEDULE 14A
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On August 28, 2019, Brookdale Senior Living Inc. issued the press release below.

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Brookdale Senior Living Announces Nominations of Vicki Freed and Guy Sansone as New Independent Directors

Ms. Freed and Mr. Sansone Together Possess Deep Sales, Marketing, Healthcare and Senior Housing Expertise, Will Stand for Election at 2019 Annual Meeting of Stockholders

Company Files Preliminary Proxy Statement with U.S. Securities and Exchange Commission

NASHVILLE, Tenn., -- Aug. 28, 2019 - Brookdale Senior Living Inc. (NYSE: BKD) (“Brookdale” or the “Company”) today announced that its Board of Directors (the “Board”) has unanimously nominated two new independent director candidates, Vicki Freed and Guy Sansone, to stand for election as Class II Directors at the Company’s 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”).

Ms. Freed currently serves as Royal Caribbean International’s Senior Vice President of Sales, Trade Support and Service, where she oversees the largest sales team in the cruise line industry. She has more than 25 years of executive leadership experience in the areas of sales, customer service and marketing.

Mr. Sansone currently serves as a Managing Director and Chairman of the Healthcare Industry Group at Alvarez & Marsal, a global professional services firm specializing in performance improvement for large, high-profile businesses. He has more than 25 years of experience working as a senior advisor and executive leading efforts to optimize the performance of companies, primarily in the healthcare and senior housing industries.

The Honorable Jackie M. Clegg, director and Chair of the Board’s Nominating and Corporate Governance Committee (the “Committee”), said, “We are pleased the Board has nominated two independent and incredibly distinguished director candidates, each of whom brings relevant experience, leadership expertise and complementary skillsets to the Brookdale Board. Over the past several years, we have made significant progress enhancing the parity and the quality of the Board and have identified a group of independent directors with the right mix of healthcare, senior housing, finance, operational, sales and marketing, real estate and overall leadership skills to serve the best interests of our stockholders.”

Ms. Clegg added, “Vicki and Guy are well-respected and proven leaders, each possessing deep expertise across areas critical to Brookdale’s strategic vision. Together with the proposed governance changes put forward by the Board, Brookdale is taking another significant step toward strengthening its corporate governance profile and strategic capabilities.”

In connection with today’s announcement, Brookdale has filed its preliminary proxy statement with the U.S. Securities and Exchange Commission (“SEC”), outlining the Board’s recommendation that stockholders vote in favor of Ms. Freed’s and Mr. Sansone’s elections. As previously announced, Brookdale’s current Class II directors, Ms. Clegg and James R. Seward, will not stand for election and will retire from the Board upon the expiration of their terms at the 2019 Annual Meeting.

The Company will announce a date and time for the 2019 Annual Meeting in the near future. Brookdale notes that stockholders are not required to take any action at this time and recommends that they make voting decisions after they receive definitive proxy materials from the Company.

“Brookdale’s recent financial results show that our comprehensive strategic plan to create value for stockholders is gaining momentum,” said Lucinda ("Cindy") Baier, President and Chief Executive Officer and Member of Brookdale’s Board of Directors. “In executing our plan, we depend on the diverse and invaluable perspectives that exist within our boardroom. Vicki’s extensive leadership experience in sales, customer service and marketing within the hospitality industry, along with Guy’s financial expertise, broad knowledge of the healthcare and senior housing industries, and experience as a strategic advisor, will further our ongoing efforts to capitalize on national demographic tailwinds and offer our exceptional care to an ever-growing base of American seniors.”

Commitment to Enhanced Governance Structure

In addition to the nominations of Ms. Freed and Mr. Sansone, the Brookdale Board continues to implement best-in-class corporate governance practices in connection with the 2019 Annual Meeting:

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Implementing Majority Voting for Directors: The Board is recommending that stockholders vote to approve an amendment to the Company’s Certificate of Incorporation to facilitate the Board’s implementation of a majority voting standard in uncontested director elections in the Company’s Bylaws. In 2015, the Board amended its Corporate Governance Guidelines to adopt a majority voting policy for uncontested director elections. The Board believes that including such a voting standard in its Bylaws further enhances the Board’s commitment to accountability to stockholders.

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Accelerating Board Declassification: Brookdale is in the process of declassifying the Board using a phased approach and the Board is recommending that stockholders vote to approve an amendment to the Company’s Certificate of Incorporation so that the Class II directors elected at this year’s Annual Meeting will be elected for a one-year term expiring at the 2020 Annual Meeting instead of a two-year term expiring at the 2021 Annual Meeting.

Ms. Freed’s and Mr. Sansone’s nominations followed a comprehensive search by the Committee to identify highly qualified director candidates with extensive executive-level sales, marketing, healthcare, hospitality and senior housing experience. The Committee engaged Korn Ferry International (“Korn Ferry”), a leading executive search firm, to identify, review and interview potential director nominees with the right experience and skillset to serve on the Brookdale Board.

As part of the Committee’s director search process, Korn Ferry interviewed Jonathan Litt and James Flaherty, the director nominees put forth by Land & Buildings Capital Growth Fund, LP. After considering their backgrounds, their prior work experience, previous interactions with Mr. Litt, and the results of Korn Ferry’s interviews, the Committee believed that electing either Mr. Litt or Mr. Flaherty, instead of Ms. Freed and Mr. Sansone, would diminish the overall quality of, and experience represented on, the Board. The Committee also believed that electing either Mr. Litt or Mr. Flaherty would result in a Board with a bias towards experience in real estate, as opposed to one comprised of the broader set of skills necessary to oversee the wide-ranging demands of a healthcare company which intentionally owns real estate. Brookdale’s eight person Board currently includes three directors with significant real estate experience.

The Board believes that Ms. Freed’s decades of executive sales, customer service and marketing leadership within the hospitality industry, and Mr. Sansone’s unique and attractive background of extensive executive and senior advisory leadership to companies in the healthcare and senior housing industries, will greatly complement the Board’s collective skills and experience.

Ms. Baier concluded, “Since the beginning of 2018, the Board has taken purposeful actions to improve our performance and corporate governance, including evolving its own gender composition to more closely resemble our customer and employee base. I am pleased that our nominees, if elected, will ensure that Brookdale maintains the appropriate level of diverse perspectives through gender parity in the boardroom.”

About Vicki Freed

Vicki Freed brings more than 25 years of executive leadership in the areas of sales, customer service and marketing, and has earned numerous awards for outstanding achievement in sales and marketing during her career. Ms. Freed is Senior Vice President of Sales, Trade Support and Service for Royal Caribbean International, having served in that role since 2008, where she oversees the largest sales team in the cruise line industry and also manages the company’s consumer outreach, reservations, group sales and customer service functions. Prior to her service with Royal Caribbean, Ms. Freed worked for 29 years with Carnival Cruise Lines, where she served as Senior Vice President of Sales and Marketing during the last 15 years of her tenure. Ms. Freed served on the Board of Directors of ILG, Inc. (f/k/a Interval Leisure Group, Inc.) from 2012 until its acquisition by Marriott Vacations Worldwide in 2018. She is a trustee of the United Way of Miami-Dade County and serves as a member of the board of Jewish Adoption and Foster Care Options (JAFCO). Ms. Freed earned a bachelor’s degree in business with an emphasis in marketing from the University of Colorado.

About Guy Sansone

For more than 25 years, Guy Sansone has led efforts to optimize the performance of healthcare and senior housing companies. He is currently a Managing Director with Alvarez & Marsal, a global professional services firm specializing in performance improvement for large, high-profile businesses, where he serves as Chairman of the firm's Healthcare Industry Group, which he founded in 2004. Mr. Sansone served as interim Chief Executive Officer of the Visiting Nurse Service of New York, the largest non-profit home and community-based health care organization in the United States, from November 2014 to December 2016 and, prior to that, served in various executive roles at numerous healthcare companies. His prior experience in the senior housing industry includes having served as Chief Restructuring Officer and a member of the Board of Erickson Retirement Communities and as a senior consultant to Sunrise Senior Living. Mr. Sansone has served on the Board of Directors of Magellan Health, Inc. since March 2019 and previously served on the Board of Directors of Civitas Solutions, Inc. from 2009 until its acquisition in March 2019. He also serves and has served on the Boards of Directors of numerous investor-owned and not-for-profit companies, primarily in the healthcare industry. Mr. Sansone received a bachelor’s degree in economics from the State University of New York at Albany.

About Brookdale Senior Living

Brookdale Senior Living Inc. is the leading operator of senior living communities throughout the United States. The Company is committed to providing senior living solutions primarily within properties that are designed, purpose-built, and operated to provide the highest-quality service, care, and living accommodations for residents. Brookdale operates and manages independent living, assisted living, memory care, and continuing care retirement communities, with 809 communities in 45 states and the ability to serve approximately 77,000 residents as of June 30, 2019. The Company also offers a range of home health, hospice, and outpatient therapy services to over 20,000 patients as of that date. Brookdale's stock is traded on the New York Stock Exchange under the ticker symbol BKD.

Safe Harbor

Certain statements in this press release about the Company’s intent, belief or expectations, including, but not limited to, statements relating to the execution on the Company’s strategic objectives, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "could," "would," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "believe," "project," "predict," "continue," "plan," "target" or other similar words or expressions. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements, including, but not limited to, events which adversely affect the ability of seniors to afford resident fees and entrance fees, including downturns in the economy, national or local housing markets, consumer confidence or the equity markets and unemployment among family members; changes in reimbursement rates, methods or timing under governmental reimbursement programs including Medicare and Medicaid; the impact of ongoing healthcare reform; the effects of continued new senior housing construction and development, oversupply and increased competition; disruptions in the financial markets that affect the Company's ability to obtain financing or extend or refinance debt as it matures and the Company's financing costs; the risks associated with current global economic conditions and general economic factors such as inflation, the consumer price index, commodity costs, fuel and other energy costs, interest rates and tax rates; the Company's ability to generate sufficient cash flow to cover required interest and long-term lease payments and to fund its planned capital projects; the effect of the Company's indebtedness and long-term leases on its liquidity; the effect of the Company's non-compliance with any of its debt or lease agreements (including the financial covenants contained therein), including the risk of lenders or lessors declaring a cross default in the event of the Company's non-compliance with any such agreements and the risk of loss of the Company's property securing leases and indebtedness due to any resulting lease terminations and foreclosure actions; the effect of the Company's borrowing base calculations and the Company's consolidated fixed charge coverage ratio on availability under its revolving credit facility; increased competition for or a shortage of personnel, wage pressures resulting from increased competition, low unemployment levels, minimum wage increases and changes in overtime laws, and union activity; failure to maintain the security and functionality of the Company's information systems or to prevent a cybersecurity attack or breach; the Company's ability to complete pending or expected dispositions or other transactions on agreed upon terms or at all, including in respect of the satisfaction of closing conditions, the risk that regulatory approvals are not obtained or are subject to unanticipated conditions, and uncertainties as to the timing of closing, and the Company's ability to identify and pursue any such opportunities in the future; the Company's ability to obtain additional capital on terms acceptable to it; the Company's ability to complete its capital expenditures in accordance with its plans; the Company's ability to identify and pursue development, investment and acquisition opportunities and its ability to successfully integrate acquisitions; competition for the acquisition of assets; delays in obtaining regulatory approvals; risks associated with the lifecare benefits offered to residents of certain of the Company's entrance fee CCRCs; terminations, early or otherwise, or non-renewal of management agreements; conditions of housing markets, regulatory changes and acts of nature in geographic areas where the Company is concentrated; terminations of the Company's resident agreements and vacancies in the living spaces it leases; departures of key officers and potential disruption caused by changes in management; risks related to the implementation of the Company's strategy, including initiatives undertaken to execute on its strategic priorities and their effect on the Company's results; actions of activist stockholders, including a proxy contest; market conditions and capital allocation decisions that may influence the Company's decisions to make or ability to fund share repurchases; the Company's ability to maintain consistent quality control; a decrease in the overall demand for senior housing; environmental contamination at any of the Company's communities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against the Company; the cost and difficulty of complying with increasing and evolving regulation; costs to respond to, and adverse determinations resulting from, government reviews, audits and investigations; unanticipated costs to comply with legislative or regulatory developments; as well as other risks detailed from time to time in the Company’s filings with the SEC, including those contained in the Company's Annual Report on Form10-K and Quarterly Reports on Form 10-Q. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect management's views as of the date of this press release. The Company cannot guarantee future results and, except as required by law, it expressly disclaims any obligation to update or revise any forward-looking statements contained herein.

Important Additional Information and Where to Find It

The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from stockholders in connection with the 2019 Annual Meeting. On August 28, 2019, the Company filed a preliminary proxy statement with the SEC in connection with the solicitation of proxies for the 2019 Annual Meeting. Prior to the 2019 Annual Meeting, the Company will furnish a definitive proxy statement to its stockholders (the "2019 Proxy Statement"), together with a WHITE proxy card. STOCKHOLDERS ARE URGED TO READ THE 2019 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of these potential participants, none of whom owns in excess of one percent (1%) of the Company's shares, and their direct or indirect interests, by security holdings or otherwise, is set forth in the preliminary proxy statement for the 2019 Annual Meeting and will be set forth in the 2019 Proxy Statement and other materials to be filed with the SEC in connection with the 2019 Annual Meeting. Information relating to the foregoing can also be found in the Company's Amendment No. 1 to its Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on April 29, 2019 (the "10-K/A"). To the extent holdings of the Company's securities by such potential participants (or the identity of such participants) have changed since the information printed in the 10-K/A, such information has been or will be reflected on Statements of Ownership and Change in Ownership on Forms 3 and 4 filed with the SEC.

Stockholders will be able to obtain, free of charge, copies of the 2019 Proxy Statement, any amendments or supplements thereto and any other documents (including the WHITE proxy card) when filed by the Company with the SEC in connection with the 2019 Annual Meeting at the SEC's website (http://www.sec.gov), at the Company's website (http://www.brookdale.com/investor) or by contacting Chad C. White by phone at (615) 221-2250, by email at cwhite@brookdale.com or by mail at Brookdale Senior Living Inc., Attention: Chad C. White, Executive Vice President, General Counsel and Secretary, 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027.

Contacts:

Media
Julie K. Davis
jkdavis@brookdale.com

(615) 564-8225

Investor Relations
Kathy MacDonald
kathy.macdonald@brookdale.com
(615) 564-8104